EXHIBIT 99.1
FOR IMMEDIATE RELEASE
June 4, 2008
DISCOVERY HOLDING COMPANY ENTERS INTO DEFINITIVE
AGREEMENT WITH ADVANCE/NEWHOUSE TO COMBINE STAKES
IN DISCOVERY COMMUNCIATIONS
Advance/Newhouse to Receive Shares in New Holding Company
Englewood, CO and New York, NY – Discovery Holding Company (Nasdaq: DISCA, DISCB) (“DHC”) and Advance/Newhouse Programming Partnership (“Advance/Newhouse”) announced today that they have signed a definitive agreement pursuant to which DHC and Advance/Newhouse will combine their stakes in Discovery Communications (“Discovery”). Upon completion of the transaction, a new publicly-traded company, to be named Discovery Communications, Inc., will own 100% of Discovery and Animal Planet. Discovery’s current management team will fill all management positions at the new parent company. Former Discovery CEO and current board member John Hendricks will be appointed Chairman of the new company and David Zaslav will be the CEO.
The transaction will involve the following steps:
•	DHC will spin-off to its stockholders a wholly-owned subsidiary holding the networks and creative services businesses of Ascent Media Group (“AMG”).

•	Immediately following the spin-off of AMG, DHC will combine with a subsidiary of the new publicly-traded company and existing DHC stockholders will receive shares of common stock of the new company.

•	As part of the same plan, Advance/Newhouse will contribute its interests in Discovery Communications and Animal Planet to the new company in exchange for preferred stock that, immediately after the closing of the transactions, will be convertible into shares representing one-third of the outstanding shares of common stock of the new company. The preferred stock held by Advance/Newhouse will entitle it to elect three members of the new company’s board of directors and to exercise approval rights with respect to the taking of specified actions by the new company and its subsidiaries.
Completion of the transactions, which is expected to occur in the third quarter of 2008, is subject to various conditions, including receipt by the parties of opinions of tax counsel, the approval of DHC’s stockholders and regulatory clearances and approvals.
About Discovery Holding Company
DHC’s businesses and assets include 100% of Ascent Media Group and a 66-2/3% ownership interest in Discovery Communications, which DHC accounts for using the equity method of accounting. Ascent Media provides creative and network services to the media and entertainment industries in the United States, the United Kingdom and Singapore. Ascent Media’s clients include major motion picture studios, independent producers, broadcast networks, cable programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. Discovery Communications is a global media and entertainment company that provides original and purchased video programming across multiple platforms in the U.S. and over 170 other countries. Discovery Communications also develops and sells branded commerce and educational product lines in the United States.
About Advance/Newhouse Communications
Advance/Newhouse is a privately held company headquartered in Syracuse, New York. The Advance/Newhouse partners operate Bright House Networks, the sixth largest U.S. cable company serving over two million customers. Their other interests include Conde Nast magazines such as the New Yorker, Vogue, Vanity Fair, and Wired; PARADE magazine; daily newspapers serving 26 cities; American City Business Journals, which publishes business journals in over 45 cities; and a significant interest in Discovery Communications, Inc.
About Discovery Communications
Discovery Communications is the number-one nonfiction media company reaching more than 1.5 billion cumulative subscribers in over 170 countries. Discovery’s 100-plus worldwide networks are led by Discovery Channel, TLC, Animal Planet, The Science Channel, Discovery Health and HD Theater, with digital media properties including HowStuffWorks.com. Discovery Communications is owned by Discovery Holding Company (NASDAQ: DISCA, DISCB), Advance/Newhouse Communications and John S. Hendricks, Discovery’s founder and chairman.
About Ascent Media Group
Santa Monica, California-based Ascent Media Group is a wholly-owned subsidiary of Discovery Holding Company (NASDAQ: DISCA, DISCB), which, through its Creative Services and Network Services divisions, provides creative and technical media services to the media and entertainment industries.  Through more than 75 facilities in California, New York, London, Singapore and other locations throughout the world, Ascent Media Group provides effective solutions for the creation, management and distribution of content to major motion picture studios, independent producers, broadcast networks, cable channels, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content.  More information about Ascent Media Group is available at www.ascentmedia.com.
Forward-Looking Statements
Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including DHC’s plans to spin-off Ascent Media and combine its interest in Discovery Communications with Advance/Newhouse’s interest in Discovery Communications and Animal Planet. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including receipt of regulatory approval for the transactions described in this press release, Ascent Media’s and Discovery Communications’ ability to continue financial and operational growth at historic levels, and DHC’s ability to successfully operate and integrate Discovery Communications. These forward-looking statements speak only as of the date of this release. DHC expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in DHC’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information
Nothing in this release shall constitute a solicitation to buy or an offer to sell shares of the new holding company to be formed in connection with the above-described transaction. The offer and sale of such shares in the proposed transaction will only be made pursuant to an effective registration statement. DHC stockholders and other investors are urged to read the registration statement, including the proxy statement/prospectus to be contained therein, to be filed with the SEC, because it will contain important information about the transactions. A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Discovery Holding Company, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.
Participants in Solicitation
The directors and executive officers of DHC and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the transaction. Information regarding DHC’s (and the new holding company’s) directors and executive officers and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.
Contact:      John Orr      (720) 875-5622
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